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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported) March 30, 1998


                                 SLH CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


           KANSAS                    0-21911                  43-1764632
(State or  Other Jurisdiction      (Commission               (IRS Employer
       of Incorporation)           File Number)           Identification No.)





5000 W. 95TH ST., SUITE 260                                66207
(Address of Principal Executive Offices)                 (Zip Code)


        Registrant's telephone number, including area code (913) 652-1000



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Item 5. Other Events.

         On March 31, 1997, SLH Corporation (the "Company") and Syntroleum(R) Corporation ("Syntroleum") issued a joint press release respecting a definitive agreement to merge the two companies. Syntroleum is a developer and owner of a proprietary process for converting natural gas into synthetic crude oil. The Company owns approximately 31% of the outstanding capital stock of Syntroleum. The merger has been approved by the Boards of Directors of both companies and is expected to be consummated near the end of the second quarter of 1998.

         Pursuant to the terms of the definitive merger agreement dated March 30, 1998 (the "Merger Agreement"), Syntroleum will merge into the Company, all outstanding shares of Syntroleum common stock will be exchanged for shares of the Company's common stock and associated preferred share purchase rights, all outstanding shares of the Company's common stock will remain outstanding, the name of the Company will be changed to Syntroleum Corporation, and the Company's management and six of the eight directors of the Company will be replaced with Syntroleum management and directors. James R. Seward, the Company's President and Chief Executive Officer, and P. Anthony Jacobs, the Company's Chairman, who are currently directors of both companies, will remain as directors of the merged company.

         Pursuant to the Merger Agreement, each share of Syntroleum common stock outstanding immediately prior to the effective time of the merger (other than shares held by stockholders properly exercising their appraisal rights with respect thereto) will be converted into a number of shares of the Company's common stock equal to the ratio of the implied market value of the Syntroleum common stock divided by the market value of the Company's common stock. The market value of the Company's common stock will be based on the average closing price of the Company's common stock during the five trading days ending on the business day immediately preceding the date of the Company's annual meeting of the stockholders. The implied market value of Syntroleum's common stock will be based on the quotient of (i) the difference between the market capitalization of the Company's common stock and the Company's total stockholders' equity as of March 31, 1998 (excluding the book value of the shares of Syntroleum common stock that the Company owns, which was $0 as of December 31, 1997) divided by
(ii) 5,950,000 (the number of shares of Syntroleum common stock that the Company owns). The market capitalization of the Company is derived by multiplying the market value of the Company's common stock times 10,519,121 (which number reflects the sum of the number of the Company's shares issued and outstanding as of March 12, 1998 plus the number of shares of the Company's common stock issuable pursuant to the Company's outstanding stock options which were vested as of March 12, 1998 plus 250,000 shares of the Company's common stock (which reflects a portion of the number of shares of the

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Company's  common stock  issuable  pursuant to the Company's  outstanding  stock options which are not vested as of March 12, 1998)).

         If the exchange ratio had been calculated on the Company's average closing prices for the five trading days ended March 30, 1998, each of the 13,043,950 shares of Syntroleum stock not owned by the Company would be exchanged for 1.47 shares of the Company's common stock based on the Company's estimated March 31, 1998 stockholder's equity of approximately $50 million. Fairness opinions on the exchange ratio have been provided by Salomon Smith Barney to the Company, and by J. P. Morgan to Syntroleum.

         The consummation of the merger is subject to stockholder approvals and customary closing conditions. Stockholder meetings to vote on the proposed merger will be scheduled as soon as a registration statement becomes effective with the Securities and Exchange Commission ("SEC") and proxy materials are finalized. The Company expects to file the registration statement and preliminary proxy materials with the SEC in April and hold shareholder meetings near the end of the second quarter of 1998.

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits

  (c)  Exhibits

     2 Agreement and Plan of Merger by and between the Company and Syntroleum dated as of March 30, 1998 (without exhibits, a copy of which the Company will furnish to the SEC upon request).

     99.1 News Release dated March 31, 1998 released by the Company and Syntroleum.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                SLH Corporation

Date:  March 31, 1998                      By: /s/ Steven K. Fitzwater

                                               Steven K. Fitzwater
                                               Vice President, Treasurer,
                                               Secretary and Chief Financial
                                               and Accounting Officer

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